Exhibit 10o-1

ROGERS CORPORATION
AMENDED AND RESTATED
PENSION RESTORATION PLAN

First Amendment

Pursuant to the powers and procedures for amendment of the Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”), described in Section 6.1 of the Pension Restoration Plan, the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the “Committee”) hereby amends the Pension Restoration Plan as follows:

1.             Schedule A to the Pension Restoration Plan is hereby amended by adding the following thereto:

“Frank J. Gillern:	A supplemental amount such that when such supplemental amount is added to the amount calculated under clause (x) of Section 4.1, 4.2, 4.3 or 4.5 (as the case may be) such sum shall equal the amount that would be calculated under clause (x) of Section 4.1, 4.2, 4.3 or 4.5 (as the case may be) if Mr. Gillern’s service and compensation with Durel Corporation from the period of November 20, 2000 through September 29, 2003 was treated as service with, and compensation from, the Company.”

2.             Except as so amended, the Pension Restoration Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Committee has caused this First Amendment to the Pension Restoration Plan to be duly executed on this 27th day of February, 2006.

ROGERS CORPORATION

By:	/s/ Robert M. Soffer

Robert M. Soffer Vice President, Treasurer and Secretary